                                   IP EQUITY


June 23, 1999

Information Highway, Inc.
#185 10751 Shellbridge Way
Richmond, B.C. V6X 2W8
Canada

Attn: John Robertson

Re: Internet Marketing & Financial Consulting

Dear Mr. Robertson,

This letter is to serve as our contract, and will summarize the arrangement under which we will develop for approval by you and implementation by us:

     .  A campaign to promote investor awareness over the Internet

In particular, our services will consist of some or all of the following, as we may agree.

 . PRESS PACKAGE: We will create and coordinate a series of 5 press releases for your company which will announce to the public the following items: a private placement offering, an exercise of options by our company, the announcement of your company's business-sharing opportunities, and your company's reporting status.
 . FINANCIAL CONSULTING: We will assist your company in the search for a reputable investment banking company willing to perform consulting services and a future private placement offering for your company.
 . INVESTOR RELATIONS: We will coordinate our Internet-based investment marketing services with telephone communications to Increase investor awareness and to assist your company in identifying investors which may be interested in investing in your private placement offering. These investors must have a preexisting relationship with your company via our affinity group.

As compensation for the services to be furnished by IP Equity, as described above, your company shall:

 .  Deliver certificates, registered in the name of IP Equity, Inc., a California
   Corporation, for 125,000 shares of your company's stock (subject to a 1-year restriction from sale) by July 10/th/, 1999.

 . Deliver a stock option, registered in the name of IP Equity, Inc., a California Corporation, to purchase 125,000 shares of your company's common stock at $5 per share, with an expiration date of July 10/th/, 2003 or later by July 10/th/, 1999.

Services will be billed to your company an a monthly basis and fees will be due within 15 days of billing. Services beyond the scope of those described above, your company and IP Equity will be subject to further agreement as to the nature and scope of the additional services, and as to the compensation for these additional services. (Additional words or format preferences are available at an additional cost)

Your company expressly understands, acknowledges, and agrees that IP Equity relies on, and will rely on, your company and its employees and agents for the accuracy of information which your company provides to IP Equity and which IP Equity will be disseminating to the public. Accordingly, your company agrees to assume liability for, and agrees to indemnify, protect, save, defend, and hold harmless, IP Equity, its shareholders, directors, officers, and their respective agents, consultants, employees, successors, and assigns of, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including attorney's fees, which may be incurred by, imposed on, asserted against, or suffered by them relating to, or arising out of, errors, misstatements, or omissions in any information furnished by your company or by its employees or agents to IP Equity regarding your company including, but not limited to your company's financial position, business operation and prospects, management, revenues, earnings, forward looking statements or projections, government filings, and regulatory and/or governmental matters.

This agreement shall be governed by, and construed in accordance with, the laws of the State of California, United States of America, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction. Any litigation relating to, or arising out of, this Agreement must be tried and litigated exclusively in the state or federal courts located in the County of San Diego, State of California, and each party consents to in personam jurisdiction in that state.

The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") arising out of, or relating to, this agreement shall be entitled to recover from the unsuccessful party all costs, expenses (including expert witness and other fees and costs), and actual attorney's fees relating to, or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgement), and (b) any post judgement or award resulting from the Proceeding.

This agreement is to be effective on IP Equity's receipt of the initial payment noted above, and this agreement shall continue in full force until it is terminated within 90 days advance written notice either by your company or by IP Equity.

To express your understanding of, and agreement to, the matters stated above, please sign this facsimile and fax it back to us.

If you have any questions regarding this agreement or concerning any facet of our work, please call us at your convenience. We look forward to working with you and enjoying a long and successful relationship.

Sincerely,



IP Equity, Inc.                       Information Highway, Inc.


By:  /s/ Chris Agarwal                By:  /s/ John Robertson
   ------------------------------        ----------------------------------
    Chris Agarwal, its President           John Robertson, its President



IP Equity, Inc.
4220 Camino Ticino
San Diego, CA 92122
Ph: (619)457-9780
Fax: (619)457-9784
E-mail: info@ipequity.com
        -----------------